EXHIBIT 99.1

International Aluminum Corporation Announces Results For The First Quarter

MONTEREY PARK, Calif., November 12, 2003:  International Aluminum Corporation (NYSE: IAL) today announced results for its first quarter ended September 30, 2003 as follows:

	Quarter Ended September 30,
	2003	2002

Net sales	$52,956,000	$49,144,000

Income from continuing operations	$1,538,000	$912,000
Income (loss) from discontinued operations	41,000	(213,000)
Net income	$1,579,000	$699,000

Basic and diluted EPS:
Continuing operations	$.36	$.21
Discontinued operations	.01	(.05)
Total	$.37	$.16

Contact:

David C. Treinen, President  (323) 264-1670

Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670